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                                                                      EXHIBIT 15

                          DISTRIBUTION AND SERVICE PLAN
                             Select Sector SPDR Fund


1. The Trust. The Select Sector SPDR(R) Trust (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), and organized as a series trust (each such series is referred to herein as a "Fund").

2. The Plan. The Trust desires to adopt a plan of distribution pursuant to Rule 12b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of each Fund, and the Board of Trustees of the Trust (the "Board of Trustees") has determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the "Plan") will benefit the Select Sector SPDR Fund (the "Designated Fund") and its holders of Shares. Accordingly, the Designated Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions (capitalized terms not otherwise defined herein have the meanings assigned thereto in the Funds' registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect).

3. The Distributor. The Trust has entered into a written Distribution Agreement with ALPS Mutual Funds Services, Inc. (the "Distributor"), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of Creation Unit size aggregations of Shares as described in the Funds' registration statement ("Creation Units") of each Fund.

4. Payments. The Designated Fund will pay fees, in the amounts and on the terms set forth below, or as may hereafter be determined by the Board of Trustees, that collectively will not exceed, on an annualized basis, .25% of the Designated Fund's average daily net assets for purposes permitted by Rule 12b-1. Such fees may include payments made on the following basis:

         (a) a portion of the fees (the "Distributor's Fee"), calculated daily and payable quarterly, equal to such Designated Fund's allocable portion of the amount of $225,000 per annum payable to the Distributor for its distribution-related services to all Funds that have adopted the Distribution Agreement and the plan under Rule 12b-1, including, without limitation, for (A) acting as agent of the Designated Fund with respect to the sale of Shares in "Creation Unit" size aggregations as set forth in the Fund's registration statement referred to above, (B) generating and transmitting confirmations of purchases of Creation Unit aggregations of Shares and delivering copies of the Fund's Prospectus and/or Statement of Additional Information included in the registration statement in connection with purchases thereof and to prospective purchases; (C) clearing and filing all advertising, sales and marketing and promotional materials of the Trust with the National Association of Securities Dealers, Inc. (the "NASD"); (D) maintaining access to telephonic, facsimile or direct computer communications links with The Depository Trust Company ("DTC") and State Street Bank and Trust Company as the Fund's custodian, administrator and transfer agent; and (E) such other services and obligations as are set forth in the Distribution Agreement;

         (b) a portion of the fees (the "12b-1 Administration Fee"), calculated daily and payable quarterly, equal to the Designated Fund's allocable portion of
(i) .01% per annum of the average aggregate daily net assets, calculated on a daily basis ("Aggregate Net Assets"), of all Funds that have adopted the Distribution Agreement and the plan under Rule 12b-1, up to and including Aggregate Net Assets of $1.0 billion, plus (ii) .0075% per annum of Aggregate Net Assets of all such Funds in excess of $1.0 billion up to and including $2.5 billion, plus (iii) .005% per annum of Aggregate Net Assets of
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all such Funds in excess of $2.5 billion up to and including $5 billion, plus
(iv) .0025% per annum of Aggregate Net Assets of all such Funds in excess of $5.0 billion, shall be paid to the Distributor, quarterly in arrears, for administering this 12b-1 Plan in accordance with the terms hereof, including preparing reports, keeping appropriate records, making payments and reimbursements to third parties as provided for hereby and verifying the appropriateness of such payments;

         (c) the remainder of the fees, not to exceed, on an annualized basis, .25% of the average daily net assets of the Designated Fund, less any applicable
Distributor's Fee and 12b-1 Administration Fee, paid or payable by the Designated Fund to the Distributor, shall be used, subject to the provisions of this Plan, to pay for any activities primarily intended to result in the sale of Shares of the Designated Fund in Creation Unit aggregations or secondary market trading or for the provision of investor and shareholder services to holders of Shares, including, but not limited to:

                  (i) payments to registered broker-dealers, banks and/or other persons (each, an "Investor Services Organization" or "ISO") of investor and shareholder services fees ("Investor Services Fees"), to be computed daily and payable quarterly, in each case pursuant to a separate agreement with the Distributor, in substantially the forms approved by the Board of Trustees and attached as exhibits hereto (each an "Investor Services Agreement"), as compensation for broker-dealer, investor and shareholder support, account maintenance and educational and promotional services relating to the Shares (which may include compensation and sales incentives to the registered brokers or other sales personnel of an ISO under an Investor Services Agreement and facilitation through broker-dealers and other persons of communications with beneficial owners of Shares), which shall be provided by the respective ISO pursuant to such agreement with respect to all Funds subject thereto. Such compensation to any ISO shall be in an amount as set forth in the individual Investor Services Agreement, provided that, no ISO shall be entitled to receive Investor Services Fees of more than .10% of average daily net assets per annum of the Designated Fund attributable to the Shares subject to such Agreement;

                  (ii) reimbursing the Distributor, or another party or parties pursuant to arrangements with the Distributor, to the extent of any amounts remaining under this Plan after payment of the fees provided for pursuant to subparagraphs (a), (b) and (c)(i) hereof, not to exceed, on an annualized basis, .25% of the Designated Fund's average daily net assets together with all other amounts to be paid hereunder, for promotional and marketing activities related to the sale of Shares of the Designated Fund in Creation Unit aggregations or in secondary market trading, including, but not limited to, payment for (A) the printing and distribution costs of the Funds' Prospectus and Statement of Additional Information, except for such printing and distribution costs as are incurred by the Designated Fund directly in connection with Prospectuses and/or Statements of Additional Information required to be sent to existing shareholders; and (B) the production and distribution of advertisements and other promotional, sales and marketing materials relating to the sale of Shares of the Designated Fund (other than as provided above).

         (d) Distribution-related expenses incurred in any one year to the Distributor under paragraph (c)(ii) above in reimbursement of certain expenses of marketing or promotional activities of

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the Designated Fund shall not be used to pay for reimbursement of similar expenses with respect to any other Fund. The aggregate Distributor's Fee and 12b-1 Administration Fees payable by all Funds shall be allocated among the Funds pro rata in accordance with the average daily net assets of each Fund, and reimbursement of expenses for such activities and services attributable to the Funds as a whole shall be allocated to each Fund according to the method adopted by the Board of Trustees. The Distributor's allocation of fees and other expenditures hereunder shall be subject to the annual review of the Board of Trustees.

         Any agreement between the Trust and the Distributor or the Distributor and any other party referred to above shall be approved by the Board of Trustees as a related agreement under this Plan. All agreements related to this Plan (including the Distribution Agreement and each Investor Services Agreement) shall be in writing and shall provide: (A) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees (as defined in subparagraph (e) below) or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Designated Fund, on not more than 60 days' written notice to any other party to the agreement, and (B) that such agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act). The Investor Services Agreement shall require the ISO to provide the Distributor with such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in paragraph 9 hereof. For purposes thereof, each Investor Services Agreement shall provide that the ISO claiming Investor Services Fees under this Plan must represent in writing in connection with the reports and information to be provided to the Distributor: (i) that it has been engaged in the requisite activities enumerated in subparagraph (c)(i) of this Plan and the respective Investor Services Agreement, and (ii) that the positions reported as representing its holdings of Shares at each of the three month ends in any quarterly period hereunder are true, accurate and complete.

         (e) Distribution expenses incurred in any one year in excess of 0.25% of each Fund's average daily net assets may be reimbursed in subsequent years subject to the annual 0.25% limit and subject further to the approval of the Board of Trustees including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the "Independent Trustees").

5. Effective Date. This Plan shall become effective upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

6. Term. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to the Designated Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7. Amendment. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services provided for in paragraph 4 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

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8. Termination. This Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund. In the event of termination or non-continuance of this Plan, the Trust may reimburse any expense which it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Board of Trustees and a majority of the Independent Trustees.

9. Reports. While this Plan is in effect, the Distributor shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

10. Records. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in paragraph 9 hereof for a period of at least six years from the date of the Plan, agreement and report, the first two years in an easily accessible place.

11. Independent Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust (as defined in the 1940
Act).

12. Severability. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


Plan adopted                        , 1998


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